EXHIBIT 10.118

                                                           Dr. Bogdan C. Maglich
                                                                    Chairman/CEO

June 20, 2005

Mr. Henry S. Sprintz 1040 Willow Glen Way San Jose, CA 95125

Dear Henry:

I am pleased to offer you the role of Divisional President Pro Tem of HiEnergy Mgf. Company ("HiEnergy Mfg"), to be performed on a consulting basis for a period of three (3) months, at which time an extended appointment would be considered following a performance review.

Your engagement will be effective as early as June 20, 2005 under the following terms and conditions:

      1. a). Your tasks will focus on strategic planning, including the design and implementation of an operating and business plan for HiEnergy Mfg, as well as assisting management in the executing strategies that will allow the Company to advance its production efforts and other general corporate matters that I and/or the Board of Directors see fit and are acceptable to you; and b). You agree to deliver to management bi-weekly written reports of your activities and performance of your duties; and c). You agree to deliver to management a draft executive summary within two-weeks of your engagement and a draft operating and business plan at the end of the three-month period in connection with HiEnergy Mfg; and d). You will serve as a consultant to the Management Committee of HiEnergy Technology, Inc. and report directly to me.

      2.    You will be working four (4) days per week

      3. a). Your salary will be computed on a full time annual base salary of $200,000, that is, $160,000 per annum for 4 days/wk; that is, $40,000 for the 3 month period; and b). 70% of the $40,000, or $28,000, will be paid in cash on bi-weekly basis, in equal installments; and c). 30% of the $40,000, or $12,000, will be deferred compensation to be paid in the form of three (3) Promissory Notes for the sum of $4,000 each, bearing 5% annualized interest, earned and issued at the end of each month of service and due 90 days from issuance.

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Mr. Henry S. Sprintz
June 20, 2005
Page 2 of 3

      4. The Company will make timely reimbursements for any pre-approved and programmed expenses that may be incurred by you. The Company shall pay or reimburse for the three month period of your engagement: a). Commuting expenses, including air travel, not to exceed the aggregate of $3,000; and b). Lodging expenses for three (3) nights per week, at a local hotel, not to exceed the aggregate of $5,000; and c). Automobile rental for the four (4) days in Irvine, not to exceed the aggregate of $2,500.

      5. Upon acceptance of the engagement, the Company will grant you a warrant to purchase 30,000 shares of common stock of the Company, exercisable at a price no greater than the average trading price for the last thirty (30) days. The warrant will fully vest at the end of the three month period and its term shall be no longer than five (5) years.

      6. In the event the Company files a registration statement on S-8, the Company has the option to prepay services, or settle any outstanding promissory notes, with S-8 stock with value equivalent to two (2) months of the above stated salary, the pro-rata portion of time not worked would be refundable to the Company if you were to voluntary resign or be fired for cause. In the event that the value of the stock falls between the date of receipt and the date you are able to liquidate such shares lawfully in the public market, the Company agrees to issue to you for no further consideration such additional number of shares as is equal to the dollar balance of compensation earned for which payment has not then been received directly or through the sale of stock (including any accrued interest hereunder).

      7. You will preserve Company confidential information in accordance with established Company agreement on the proprietary policies and procedures, a copy of which has been provided to you and which represents an integral part of this Employment Letter -Agreement.

The Company is herewith obligated to meet the above terms and conditions upon your acceptance of the engagement, with exception to any equity based compensation, the issuance of which shall be subject to an approval by the Company's Board of Directors.

This letter shall be governed by the laws of the State of California (without giving effect to internal choice of law rules). The terms of this letter agreement may be modified only by a writing signed by both parties. Oral modifications are not enforceable. To the extent of any inconsistency, this agreement shall supersede any previous agreement.

I hope you will find this offer attractive and the creative climate of the company stimulating, such that your talents will manifest at their best.

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Mr. Henry S. Sprintz
June 20, 2005
Page 3 of 3

Please confirm your acceptance of the offer by cosigning this letter below.

Sincerely,

HiEnergy Technologies, Inc. by


/s/ Dr. Bogdan C. Maglich

Dr. Bogdan C. Maglich
Chairman & CEO

In acceptance of the above terms:


/s/ Henry S. Sprintz
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Henry S. Sprintz                            Date